Exhibit 4(a) PPL ELECTRIC UTILITIES CORPORATION TO THE BANK OF NEW YORK MELLON Trustee and Calculation Agent _____________________________ Supplemental Indenture No. 23 Dated as of June 15, 2021 _____________________________ Supplemental to the Indenture dated as of August 1, 2001 _____________________________ Establishing Terms of First Mortgage Bonds, Floating Rate Series due 2024

SUPPLEMENTAL INDENTURE NO. 23 SUPPLEMENTAL INDENTURE No. 23 dated as of June 15, 2021, made and entered into by and between PPL ELECTRIC UTILITIES CORPORATION, a corporation of the Commonwealth of Pennsylvania, having its principal corporate offices at Two North Ninth Street, Allentown, Pennsylvania 18101 (hereinafter sometimes called the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, having its corporate trust office at 240 Greenwich Street, 7th Floor, New York, New York 10286 (hereinafter sometimes called the “Trustee”), as Trustee under the Indenture, dated as of August 1, 2001 (hereinafter called the “Original Indenture”), this Supplemental Indenture No. 23 being supplemental thereto, and as Calculation Agent hereunder with respect to the Securities herein described. The Original Indenture and any and all indentures and instruments supplemental thereto are hereinafter sometimes collectively called the “Indenture.” RECITALS OF THE COMPANY The Original Indenture was authorized, executed and delivered by the Company to provide for the issuance from time to time of its Securities (such term and all other capitalized terms used herein without definition having the meanings assigned to them in the Original Indenture), to be issued in one or more series as contemplated therein, and to provide security for the payment of the principal of and premium, if any, and interest, if any, on such Securities. The Company has heretofore executed and delivered to the Trustee Supplemental Indentures for the purposes recited therein and for the purpose of creating series of Securities as set forth in Schedule A hereto. Pursuant to Article Three of the Original Indenture, the Company wishes to establish a Twenty-Fifth series of Securities, such series of Securities to be hereinafter sometimes called “Securities of the Twenty- Fifth Series.” Pursuant to clauses (d) and (f) of Section 1301 and clause (g) of Section 301 of the Original Indenture, the Company wishes to modify the period during which notices of redemption may be sent with respect to the Securities of the Twenty-Fifth Series. As contemplated in Section 301 of the Original Indenture, the Company further wishes to establish the designation and certain terms of the Securities of the Twenty-Fifth Series. The Company has duly authorized the execution and delivery of this Supplemental Indenture No. 23 to establish the designation and certain terms of the Securities of the Twenty-Fifth Series and has duly authorized the issuance of such Securities; and all acts necessary to make this Supplemental Indenture No. 23 a valid agreement of the Company, and to make the Securities of the Twenty-Fifth Series valid obligations of the Company, have been performed. NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE NO. 23 WITNESSETH, that, for and in consideration of the premises and of the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of the Securities of the Twenty-Fifth Series, as follows: ARTICLE ONE TWENTY-FIFTH SERIES OF SECURITIES SECTION 101. There is hereby created a series of Securities designated “First Mortgage Bonds, Floating Rate Series due 2024,” and the Securities of such series shall have the terms provided therefor in this Article One of this Supplemental Indenture No. 23, shall be limited in aggregate principal amount (except as contemplated in Section 301(b) of the Original Indenture) to $650,000,000, and shall have such terms as are hereby established for such Securities of the Twenty-Fifth Series as contemplated in Section 301 of the Original Indenture. The form or forms and additional terms of the Securities of the Twenty-Fifth Series shall be established in an Officer’s Certificate of the Company, as contemplated by Section 201 of the Original Indenture. SECTION 102. Covenants. So long as any Securities of the Twenty-Fifth Series shall remain Outstanding, the following shall be an additional covenant of the Company under the Indenture: So long as any Securities of the Twenty-Fifth Series shall remain Outstanding, the Company shall not cause or permit the Release Date to be established, as contemplated in Section 1811 of the Original Indenture. SECTION 103. Amendments. With respect to the Securities of the Twenty-Fifth Series, notwithstanding the first sentence of Section 504 of the Original Indenture, notice of redemption of the Securities of the Twenty-Fifth Series shall be given in the manner provided in Section 109 of the Original Indenture to the Holders of such Securities to be redeemed not less than 10 nor more than 60 days prior to the Redemption Date. SECTION 104. Electronic Means. With respect to the Securities of the Twenty-Fifth Series only: The Trustee shall have the right to accept and act upon instructions (“Instructions”), including fund transfer instructions given pursuant to this Supplemental Indenture No. 23 and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers and other Company personnel with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing or promptly upon reasonable request of the Trustee. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its reasonable discretion elects to act upon such Instructions, the Trustee’s reasonable understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee shall be entitled to presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall establish reasonable procedures to ensure that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of the Electronic Means it selects to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. For purposes of this Section 108, “Electronic Means" shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

SECTION 105. Satisfaction and Discharge. The Company hereby agrees that, if the Company shall make any deposit of money and/or Eligible Obligations with respect to any Securities of the Twenty-Fifth Series, or any portion of the principal amount thereof, as contemplated by Section 801 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 801 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either: (a) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of such Securities, shall retain the obligation (which shall be absolute and unconditional) irrevocably to deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 801), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Securities or portions thereof, all in accordance with and subject to the provisions of said Section 801; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof (which opinion shall be obtained at the expense of the Company); or (b) an Opinion of Counsel to the effect that the Holders of such Securities, or portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected. ARTICLE TWO CALCULATION AGENT FOR THE SECURITIES OF THE TWENTY-FIFTH SERIES SECTION 201. Appointment. Upon the terms and subject to the conditions contained herein, the Company hereby appoints The Bank of New York Mellon as the Company’s calculation agent for the Securities of the Twenty-Fifth Series (the “Calculation Agent”) and The Bank of New York Mellon hereby accepts such appointment as the Company’s agent for the purpose of calculating the applicable interest rates on the Securities of the Twenty-Fifth Series in accordance with the provisions set forth herein. SECTION 202. Duties and Obligations. The Calculation Agent shall: (a) calculate the applicable interest rates on the Securities of the Twenty-Fifth Series in accordance with the provisions thereof and the provisions set forth herein and in the Officer’s Certificate referred to in Section 101, and (b) exercise due care to determine the interest rates on the Securities of the Twenty-Fifth Series and shall communicate the same to the Company and the Trustee (if the Trustee is not then serving as the Calculation Agent) as soon as practicable after each determination. The Calculation Agent will, upon the written request of a Holder of the Securities of the Twenty- Fifth Series, provide to such Holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period (as defined in the Officer’s Certificate referred to in Section 101).

SECTION 203. Terms and Conditions. The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Company agrees: (a) The Calculation Agent shall be entitled to such compensation as may be agreed upon with the Company for all services rendered by the Calculation Agent, and the Company promises to pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Company shall reasonably require. The Company also agrees to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim (regardless of who asserts such claim) of liability) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder, except such as may result from the willful misconduct or gross negligence of the Calculation Agent or any of its agents or employees. Except as provided in the preceding sentence, the Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) the opinion or advice of counsel or (ii) written instructions from the Company. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate any interest rate hereunder. The provisions of this clause (a) shall survive the payment in full of the Securities of the Twenty-Fifth Series and the resignation or removal of the Calculation Agent. (b) In acting under this Supplemental Indenture No. 23, the Calculation Agent is acting solely as agent of the Company and does not assume any obligations to or relationship of agency or trust for or with any of the beneficial owners or Holders of the Securities of the Twenty-Fifth Series. (c) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Securities of the Twenty-Fifth Series or this Supplemental Indenture No. 23 or any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties. (d) The Calculation Agent, its officers, directors, employees and shareholders may become the owners or pledgee of, or acquire any interest in, any Securities of the Twenty-Fifth Series, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Company as freely as if it were not the Calculation Agent. (e) Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Company for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their willful misconduct or gross negligence. (f) The Calculation Agent may consult with counsel of its selection and the advice of such counsel or any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. (g) The Calculation Agent shall be obligated to perform such duties and only such duties as are specifically set forth herein and in the Officer’s Certificate referred to in Section 101 and in the Securities of the Twenty-Fifth Series, and no implied duties or obligations shall be read into this Supplemental Indenture No. 23 against the Calculation Agent.

(h) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Company made or given by it under any provision of this Supplemental Indenture No. 23 shall be sufficient if signed by any officer of the Company. (i) The Calculation Agent may perform any duties hereunder either directly or by or through its agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder. (j) The Company will not, without first obtaining the prior written consent of the Calculation Agent, make any change to this Supplemental Indenture No. 23 or the Securities of the Twenty-Fifth Series if such change would materially and adversely affect the Calculation Agent’s duties and obligations hereunder or thereunder. (k) In no event shall the Calculation Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether it has been advised of the likelihood of such loss or damage and regardless of the form of action. (l) In no event shall the Calculation Agent be responsible or liable for any failure or delay in the performance of its obligations under this Supplemental Indenture No. 23 arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services. SECTION 204. Qualifications. The Calculation Agent shall be authorized by law to perform all the duties imposed upon it by this Supplemental Indenture No. 23, and shall at all times have a capitalization of at least $50,000,000. The Calculation Agent may not be an affiliate of the Company. SECTION 205. Resignation and Removal. The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall never be earlier than 45 days after the receipt of such notice by the Company, unless the Company otherwise agrees in writing. The Calculation Agent may be removed at any time by the filing with it of any instrument in writing signed on behalf of the Company and specifying such removal and the date when it is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Company, as hereinafter provided, of a successor Calculation Agent. If within 30 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of the Company, petition a court of competent jurisdiction to appoint a successor Calculation Agent; provided, however, no such petition shall occur if the Trustee has become, or is permitted to become, the Calculation Agent pursuant to Section 207. If at any time the Calculation Agent shall resign or be removed, or be dissolved, or if the property or affairs of the Calculation Agent shall be taken under the control of any state or federal court or administrative body because of bankruptcy or insolvency or for any other reason, then a successor Calculation Agent shall as soon as practicable be appointed by the Company by an instrument in writing filed with the predecessor Calculation Agent, the successor Calculation Agent and the Trustee. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so succeeded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Company of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses (including reasonable counsel fees) incurred in connection with the services rendered by it hereunder and to the payment of all other amounts owed to it hereunder.

SECTION 206. Successors. Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor, the Company and the Trustee an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent. SECTION 207. Trustee Deemed Calculation Agent Upon Certain Circumstances. In the event that the Calculation Agent shall resign or be removed, or be dissolved, or if the property or affairs of the Calculation Agent shall be taken under the control of any state or federal court or administrative body because of bankruptcy or insolvency or for any other reason, and the Company shall not have made a timely appointment of a successor Calculation Agent, the Trustee, notwithstanding the provisions of this Article Two and provided the Trustee is not currently the Calculation Agent, shall be deemed to be the Calculation Agent for all purposes of this Supplemental Indenture No. 23 and the Securities of the Twenty-Fifth Series until the appointment by the Company of the successor Calculation Agent. SECTION 208. Merger, Conversion, Consolidation, Sale or Transfer. Any corporation into which the Calculation Agent may be merged or converted, or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party or to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Supplemental Indenture No. 23 without the execution or filing of any paper or any further act on the part of any of the parties hereto. Written notice of any such merger, conversion or consolidation or sale shall forthwith be given to the Company and the Trustee (if the Trustee is not then serving as the Calculation Agent). SECTION 209. Notice. Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted hereby to be given or furnished to the Calculation Agent shall be delivered in person, sent by letter or electronic mail, facsimile or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within 24 hours by letter, facsimile or by electronic mail) as follows: The Bank of New York Mellon Attention: Corporate Trust Administration 240 Greenwich Street New York, New York 10286 Fax: (212) 495-2546 or to any other address of which the Calculation Agent shall have notified the Company and the Trustee (if the Trustee is not then serving as the Calculation Agent) in writing as herein provided. The Calculation Agent shall have the right to accept and act upon Instructions given pursuant to this Supplemental Indenture No. 23 and delivered using Electronic Means; provided, however, that the Company shall provide to the Calculation Agent an incumbency certificate listing officers and other Company personnel with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing or promptly upon reasonable request of the Calculation Agent. If the Company elects to give the Calculation Agent Instructions using Electronic Means and the Calculation Agent in its reasonable discretion elects to act upon such Instructions, the Calculation Agent’s reasonable understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Calculation Agent shall be entitled to presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Calculation Agent have been sent by such Authorized Officer. The Company shall establish reasonable procedures to ensure that only Authorized Officers transmit such Instructions to the Calculation Agent and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Calculation Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Calculation Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of the Electronic Means it selects to submit Instructions to the Calculation Agent, including without limitation the risk of the Calculation Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is informed of the protections and risks associated with the various methods of transmitting Instructions to the Calculation Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Calculation Agent immediately upon learning of any compromise or unauthorized use of the security procedures. For purposes of this Section 209, “Electronic Means" shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Calculation Agent, or another method or system specified by the Calculation Agent as available for use in connection with its services hereunder. SECTION 210. WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE CALCULATION AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE NO. 23, THE SECURITIES OF THE TWENTY-FIFTH SERIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SECTION 211. USA PATRIOT Act. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering and the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Calculation Agent must obtain, verify and record information that allows the Calculation Agent to identify customers (“Applicable Law”), the Calculation Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Calculation Agent. Accordingly, the Company agrees to provide to the Calculation Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Calculation Agent to comply with Applicable Law, including, but not limited to, information as to name, physical address, tax identification number and other information that will help the Calculation Agent to identify and verify such Corporation such as organizational documents, certificates of good standing, licenses to do business or other pertinent identifying information. The Company understands and agrees that the Calculation Agent cannot determine the interest rates on the Securities of the Twenty-Fifth Series unless and until the Calculation Agent verifies the identities of the Company in accordance with its CIP.

SECTION 212. Calculation of Interest Rate for First Interest Period. The Calculation Agent, at the request of the Company, has determined, prior to the date of execution and delivery of this Supplemental Indenture No. 23, the interest rate for the initial interest period for the Securities of the Twenty-Fifth Series. In connection with such determination, the Calculation Agent shall be entitled to the same rights, protections, exculpations and immunities otherwise available to it under this Supplemental Indenture No. 23. SECTION 213. FATCA. The Company agrees (i) to provide the Trustee, upon written request, with such reasonable tax information as it has obtained in the ordinary course and has readily available in its possession to enable the Trustee to determine whether any payments pursuant to this Supplemental Indenture No. 23 are subject to the withholding requirements described in Section 1471(b) of the US Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“FATCA”) and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Supplemental Indenture No. 23 to the extent necessary to comply with FATCA. ARTICLE THREE MISCELLANEOUS PROVISIONS SECTION 301. This Supplemental Indenture No. 23 is a supplement to the Original Indenture, as heretofore amended and supplemented. As supplemented by this Supplemental Indenture No. 23, the Original Indenture, as heretofore amended and supplemented, is in all respects ratified, approved and confirmed, and the Original Indenture, as heretofore amended and supplemented, and this Supplemental Indenture No. 23 shall together constitute the Indenture. SECTION 302. The recitals contained in this Supplemental Indenture No. 23 shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness and makes no representations as to the validity or sufficiency of this Supplemental Indenture No. 23. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature Page to Supplemental Indenture No. 23] IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 23 to be duly executed as of the day and year first written above. PPL ELECTRIC UTILITIES CORPORATION By: /s/ Tadd J. Henninger Name: Tadd J. Henninger Title: Vice President and Treasurer

[Signature Page to Supplemental Indenture No. 23] THE BANK OF NEW YORK MELLON, as Trustee and Calculation Agent By: /s/ Latoya S. Elvin Name: Latoya S. Elvin Title: Vice President

COMMONWEALTH OF PENNSYLVANIA ) ) ss.: COUNTY OF LEHIGH ) On this 22nd day of June, 2021, before me, a notary public, the undersigned, personally appeared Tadd J. Henninger, who acknowledged himself to be the Vice President and Treasurer of PPL ELECTRIC UTILITIES CORPORATION, a corporation of the Commonwealth of Pennsylvania and that he, as such Vice President and Treasurer, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Vice President and Treasurer. In witness whereof, I hereunto set my hand and official seal. /s/Jacqueline M. Jacob Notary Public

STATE OF ) ) ss.: COUNTY OF ) On this 22nd day of June, 2021, before me, a notary public, the undersigned, personally appeared Latoya S. Elvin, who acknowledged herself to be a Vice President of THE BANK OF NEW YORK MELLON, a corporation and that she, as Vice President, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by herself as Vice President. In witness whereof, I hereunto set my hand and official seal. /s/ Rick J. Fierro Notary Public The Bank of New York Mellon hereby certifies that its precise name and address as Trustee hereunder are: The Bank of New York Mellon 240 Greenwich Street, 7th Floor New York, New York 10286 Attn: Corporate Trust Administration THE BANK OF NEW YORK MELLON, as Trustee By: /s/ Latoya S. Elvin Name: Latoya S. Elvin Title: Vice President

SCHEDULE A

Supplemental Indenture No.	Dated as of	Series	Series Designation	Principal Amount Authorized	Principal Amount Issued	Principal Amount Outstanding[1]
1	August 1, 2001	First	Senior Secured Bonds, 5 ⅞% Series due 2007	$300,000,000	$300,000,000	None
1	August 1, 2001	Second	Senior Secured bonds, 6 ¼% Series due 2009	$500,000,000	$500,000,000	None
2	February 1, 2003	Third	Senior Secured Bonds, 3.125% Pollution Control Series due 2008	$90,000,000	$90,000,000	None
3	May 1, 2003	Fourth	Senior Secured Bonds, 4.30% Series due 2013	$100,000,000	$100,000,000	None
4	February 1, 2005	Fifth	Senior Secured Bonds, 4.70% Pollution Control Series due 2029	$115,500,000	$115,500,000	None
5	May 1, 2005	Sixth	Senior Secured Bonds, 4.75% Pollution Control Series due 2027	$108,250,000	$108,250,000	None
6	December 1, 2005	Seventh	Senior Secured Bonds, 4.95% Series due 2015	$100,000,000	$100,000,000	None
6	December 1, 2005	Eighth	Senior Secured Bonds, 5.15% Series due 2020	$100,000,000	$100,000,000	None
7	August 1, 2007	Ninth	Senior Secured Bonds, 6.45% Series due 2037	$250,000,000	$250,000,000	$250,000,000
8	October 1, 2008	Tenth	Senior Secured Bonds, 7.125% Series due 2013	$400,000,000	$400,000,000	None
9	October 1, 2008	Eleventh	Senior Secured Bonds, Variable Rate Pollution Control Series 2008	$90,000,000	$90,000,000	$90,000,000
10	May 1, 2009	Twelfth	First Mortgage Bonds, 6.25% Series due 2039	$300,000,000	$300,000,000	$300,000,000
11	July 1, 2011[2]	—	—	—	—	—
12	July 1, 2011	Thirteenth	First Mortgage Bonds, 5.20% Series due 2041	$250,000,000	$250,000,000	$250,000,000
13	August 1, 2011	Fourteenth	First Mortgage Bonds, 3.00% Series due 2021	$400,000,000	$400,000,000	$400,000,000
14	August 1, 2012	Fifteenth	First Mortgage Bonds, 2.50% Series due 2022	$250,000,000	$250,000,000	$250,000,000
15	July 1, 2013	Sixteenth	First Mortgage Bonds, 4.75% Series due 2043	$350,000,000	$350,000,000	$350,000,000
16	June 1, 2014	Seventeenth	First Mortgage Bonds, 4.125% Series due 2044	$300,000,000	$300,000,000	$300,000,000
17	October 1, 2015	Eighteenth	First Mortgage Bonds, 4.15%	$350,000,000	$350,000,000	$350,000,000

[1] As of June 15, 2021.

[2] Supplemental Indenture No. 11 provided for certain amendments to the Original Indenture and did not provide for the establishment of any series of Securities.

A-1

A-2 Series due 2045 18 March 1, 2016 Nineteenth First Mortgage Bonds, Pollution Control Series 2016A $115,500,000 $115,500,000 $115,500,000 18 March 1, 2016 Twentieth First Mortgage Bonds, Pollution Control Series 2016B $108,250,000 $108,250,000 $108,250,000 19 May 1, 2017 Twenty-First First Mortgage Bonds, 3.950% Series due 2047 $475,000,000 $475,000,000 $475,000,000 20 June 1, 2018 Twenty- Second First Mortgage Bonds, 4.15% Series due 2048 $400,000,000 $400,000,000 $400,000,000 21 September 1, 2019 Twenty- Third First Mortgage Bonds, 3.00% Series due 2049 $400,000,000 $400,000,000 $400,000,000 22 September 15, 2020 Twenty- Fourth First Mortgage Bonds, Floating Rate Series due 2023 $250,000,000 $250,000,000 $250,000,000